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                                                                     Exhibit 23

                       Independent Auditors' Consent

The Board of Directors
Hispanic Broadcasting Corporation:


We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-42171) and Form S-8 (Nos. 333-43483 and 333-43495) of
Hispanic Broadcasting Corporation of our report dated February 9, 2001, relating to the consolidated balance sheets of Hispanic Broadcasting Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Hispanic Broadcasting Corporation.


                                                 /s/ KPMG LLP

Dallas, Texas
March 30, 2001